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                                                                    EXHIBIT 10.1



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                       PRIORITY FULFILLMENT SERVICES, INC.

                                       AND

                  PRIORITY FULFILLMENT SERVICES OF CANADA, INC.

                           LOAN AND SECURITY AGREEMENT

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This LOAN AND SECURITY AGREEMENT is entered into as of March 28, 2003, by and between Comerica Bank - California ("Bank") and Priority Fulfillment Services, Inc. ("Priority") and Priority Fulfillment Services of Canada, Inc. ("Priority Canada"; Priority and Priority Canada are sometimes collectively referred to in this Agreement as "Borrower" and each individually as "Borrower").

                                    RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

                                    AGREEMENT

The parties agree as follows:

     1. DEFINITIONS AND CONSTRUCTION.

         1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

         1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term "financial statements" shall include the accompanying notes and schedules.

     2. LOAN AND TERMS OF PAYMENT.

         2.1 Credit Extensions.

             (a) Promise to Pay. Each Borrower jointly and severally promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

             (b) Revolving Advances.

                    (i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

                    (ii) Form of Request. Whenever Borrowers desire an Advance, Borrowers will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions, but upon prior notice to Borrower, if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrowers' deposit account.



Comerica Bank-California - Loan and Security Agreement                 Page 1


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                    (iii) Letter of Credit Sublimit. Subject to the availability under the Committed Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as Borrowers may request by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Committed Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Committed Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers will be charged for issuing and processing Letters of Credit. Unless Borrowers shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than the Revolving Maturity Date. If Borrowers have not secured to Bank's satisfaction its obligations with respect to any Letters of Credit by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in either Borrower's name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding and undrawn Letters of Credit. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding.

         2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Committed Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

         2.3 Interest Rates, Payments, and Calculations.

             (a) Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to 1% above the Prime Rate.

             (b) Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

             (c) Payments. Interest hereunder shall be due and payable on the 15th calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

             (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

             (e) Limitation on Interest. Borrowers and Bank intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable usury law from time to time in



Comerica Bank-California - Loan and Security Agreement                 Page 2
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effect. If, notwithstanding the foregoing, any amount constituting interest is nonetheless charged or collected in excess of the maximum amount of interest permitted to be charged by applicable usury law from time to time in effect, then such excess shall, at the option of the payee thereof, be credited on the amount of the obligations owed to such payee or refunded by such payee to the payor thereof.

         2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

         2.5 Fees. Borrowers shall pay to Bank the following:

             (a) Unused Fee. An unused commitment fee in an amount equal to the product of (a) .5% multiplied by (b) the difference between (i) the Committed Revolving Line and (ii) the sum of the aggregate outstanding principal balance of all Advances and the undrawn amount of all outstanding Letters of Credit. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of Borrowers' fiscal quarters. Bank shall invoice Borrowers for such fees, which invoice shall be due and payable within 15 days after receipt;

             (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

         2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

     3. CONDITIONS OF LOANS.

         3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

             (a) this Agreement;

             (b) an officer's certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

             (c) a financing statement (Form UCC-1);

             (d) an intellectual property security agreement from each Borrower;

             (e) agreement to provide insurance;

             (f) payment of the fees and Bank Expenses then due specified in
Section 2.5;

             (g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;



Comerica Bank-California - Loan and Security Agreement                 Page 3
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             (h) an audit of the Collateral, the results of which shall be satisfactory to Bank;

             (i) current financial statements, including audited statements for Borrowers' fiscal year 2001, together with an unqualified opinion, in accordance with Section 6.2;

             (j) a guarantee executed and delivered by Guarantor;

             (k) a pledge agreement executed and delivered by Guarantor pursuant to which Guarantor pledges all of its ownership interest in Borrowers;

             (l) an officer's certificate of Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Loan Documents to which Guarantor is a party;

             (m) subordination agreements duly executed and delivered by each of IBM Credit Corporation, IBM Belgium Financial Services S.A., and Congress Financial Corporation (Southwest);

             (n) within ninety (90) days of the date hereof, a lockbox agreement with Bank establishing a post office box (the "Lockbox") in Bank's name; and

             (o) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

         3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

             (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

             (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

     4. CREATION OF SECURITY INTEREST.

         4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

         4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that describe the Collateral and to describe the Collateral as all assets of such Borrower of the kind pledged hereunder and which contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or



Comerica Bank-California - Loan and Security Agreement                 Page 4
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where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain "control" of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term "control" are defined in Revised
Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.

         4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers' usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers' Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, condition of, or any other matter relating to, the Collateral.

         4.4 Lockbox. Within ninety (90) days of the date of this Agreement, each Borrower shall notify all account debtors (other than account debtors of Priority Canada which have their principal place of business in Canada) to make payments with respect to its Accounts directly to the Lockbox. Any payments received by a Borrower with respect to its Accounts by wire transfer shall be deposited directly in Borrowers' primary deposit accounts held with Bank. Bank shall have exclusive and unrestricted access to the Lockbox. So long as no Event of Default has occurred and is continuing, Bank shall transfer all funds received in the Lockbox in accordance with Borrowers' instructions. During the continuation of an Event of Default, all funds received in the Lockbox shall be applied to reduce the Obligations, subject to the terms of Section 2.4. Within ninety (90) days of the date of this Agreement, Priority Canada shall establish a lockbox in Canada with Bank or one of its Affiliates for deposit of payments made by account debtors of Priority Canada which have their principal place of business in Canada.

     5. REPRESENTATIONS AND WARRANTIES.

     Each Borrower represents and warrants as follows except as set forth in the
Schedule:

         5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation (or limited liability company) duly existing under the laws of its respective Organizational Jurisdiction and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

         5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrowers' powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrowers' organizational documents, nor will they constitute an event of default under any material agreement by which either Borrower is bound. Borrowers are not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

         5.3 Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor subject to the audit, disputes and other rights of the account debtor arising in the ordinary course of business of Borrowers. Borrowers have not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, no securities account or deposit account of either Borrower (excluding the Third Party Deposit Accounts) is maintained or invested with a Person other than Bank or Bank's affiliates.



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         5.4 Intellectual Property Collateral. Each Borrower is the sole owner of its Intellectual Property Collateral, except for Permitted Liens and licenses granted by such Borrower to its customers in the ordinary course of business. To the best of Borrowers' knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrowers that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, sublicensing fees received or to be received by Borrower with respect to intellectual property do not give rise to more than 5% of its gross revenue in any given month.

         5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, neither Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Borrower is located in its respective Chief Executive Office.

         5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against either Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on either Borrower's interest or Bank's security interest in the Collateral.

         5.7 No Material Adverse Change in Financial Statements. All consolidating and consolidated financial statements related to Guarantor, Borrowers and any Subsidiary that are delivered by Borrowers to Bank fairly present in all material respects Guarantor's and Borrowers' consolidating and consolidated financial condition as of the date thereof and Guarantor's and Borrowers' consolidating and consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Guarantor or the financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank, except for ordinary seasonal fluctuations in the ordinary course of business.

         5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of such Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and such Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

         5.9 Compliance with Laws and Regulations. Each Borrower and each of their Subsidiaries have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from either Borrower's failure to comply with ERISA that is reasonably likely to result in such Borrower's incurring any liability that could have a Material Adverse Effect. Neither Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Neither Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Neither Borrower has violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. Each Borrower and each of its Subsidiaries have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

         5.10 Subsidiaries. Borrowers do not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

         5.11 Government Consents. Borrowers and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental



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authorities that are necessary for the continued operation of each Borrower's business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

         5.12 Intentionally Omitted.

         5.13 Full Disclosure. No representation, warranty or other statement made by either Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

     6. AFFIRMATIVE COVENANTS.

     Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrowers shall do all of the following:

         6.1 Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its respective Organizational Jurisdiction, shall maintain qualification and good standing in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Each Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

         6.2 Financial Statements, Reports, Certificates. Borrowers shall deliver to Bank:

             (a) as soon as available, but in any event within 35 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement of Guarantor covering Borrowers' operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

             (b) as soon as available, but in any event within 90 days after the end of Guarantor's fiscal year, audited consolidated and unaudited consolidating financial statements of Guarantor prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such consolidated financial statements of an independent certified public accounting firm reasonably acceptable to Bank

             (c) as soon as available, but in any event within 90 days after the end of BSD's fiscal year, audited consolidated and unaudited consolidating financial statements of BSD prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such consolidated financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

             (d) as soon as available, but in any event within 45 days after the end of Guarantor's fiscal quarter, all reports on Form 10-Q filed by Guarantor with the Securities and Exchange Commission;



Comerica Bank-California - Loan and Security Agreement                 Page 7
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             (e) as soon as available, but in any event within 90 days after the end of Guarantor's fiscal year, all reports on Form 10-K filed by Guarantor with the Securities and Exchange Commission;

             (f) if applicable, copies of all other statements, reports and notices sent or made available generally by Borrowers or Guarantor to its security holders or to any holders of Subordinated Debt;

             (g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against either Borrower or any Subsidiary that could result in damages or costs to such Borrower or any Subsidiary of $250,000 or more;

             (h) such budgets, sales projections, operating plans or other financial information generally prepared by Borrowers in the ordinary course of business as Bank may reasonably request from time to time;

             (i) within 30 days of the last day of each fiscal quarter, a report signed by Borrowers, in form reasonably acceptable to Bank, listing any applications or registrations that either Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrowers' Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrowers in connection with this Agreement;

             (j) within 30 days after the last day of each month, Borrowers shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable;

             (k) within 35 days after the last day of each month, Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto; and

             (l) as soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

Bank shall have a right from time to time, upon reasonable prior notice, hereafter to audit Borrowers' Accounts and appraise Collateral at Borrowers' expense, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

         6.3 Inventory; Returns. Borrowers shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between each Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000.

         6.4 Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrowers or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.



Comerica Bank-California - Loan and Security Agreement                 Page 8

         6.5 Insurance.

             (a) Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower's business is conducted on the date hereof. Each Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Borrower's.

             (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank's request, each Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower's option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank's option, be payable to Bank to be applied on account of the Obligations.

         6.6 Primary Depository. Except for those accounts specified on the Schedule that support existing letters of credit issued at the application of Borrowers and the Third Party Deposit Accounts, within ninety (90) days of the date of this Agreement, all primary depository, operating and investment accounts of each Borrower (including without limitation, all primary depository, operating and investment accounts maintained in Canada) shall be maintained with Bank or Bank's Affiliates.

         6.7 Financial Covenants. Borrowers shall at all times maintain the following financial ratios and covenants, measured as of the last day of each calendar month unless stated otherwise:

             (a) Tangible Net Worth. A consolidated Tangible Net Worth of Guarantor of not less than $19,000,000.

             (b) Liquidity Ratio. A ratio of (i) consolidated Cash of Guarantor (excluding Business Supplies Distributors Holdings LLC and its Subsidiaries) plus the Eligible Accounts to (ii) all Obligations of not less than 1.50 to 1.00.

         6.8 Registration of Intellectual Property Rights.

             (a) Each Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registerable intellectual property rights now owned or hereafter developed or acquired by such Borrower, to the extent that such Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

             (b) Each Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

             (c) Each Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by such Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such



Comerica Bank-California - Loan and Security Agreement                 Page 9
applications or registrations with the United States Copyright Office, each Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

             (d) Each Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the priority of Bank's security interest in the Intellectual Property Collateral.

             (e) Each Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

             (f) Bank may audit Borrowers' Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers' sole expense, any actions that Borrowers are required under this
Section 6.8 to take but which Borrowers fail to take, after 15 days' notice to Borrowers.

             (g) Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

         6.9 Intentionally Omitted.

         6.10 Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         6.11 Weekly Reporting. During any period of time that Adjusted Tangible Net Worth is less than $21,000,000, Borrowers shall deliver the information described in Section 6.2(j) on the second Business Day of each calendar week for the immediately preceding calendar week.

     7. NEGATIVE COVENANTS.

     Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrowers will not do any of the following without Bank's prior written consent, which shall not be unreasonably withheld:

         7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

         7.2 Change in Name, Location or Executive Office, Change in Business; Change in Fiscal Year; Change in Control. Change its name, the Organizational Jurisdiction, or relocate its chief executive office without 30 days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers; change its fiscal year end; have a Change in Control.

         7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower or Guarantor), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than acquisitions by



Comerica Bank-California - Loan and Security Agreement                Page 10

Borrower, Guarantor or a Subsidiary of an existing Subsidiary's capital stock or property) except where (i) such transactions do not in the aggregate exceed $250,000 and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the transactions.

         7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrowers an obligation to prepay any Indebtedness, except Indebtedness to Bank, if either before or after giving effect to such prepayment, an Event of Default has occurred and is continuing.

         7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrowers in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrowers' property.

         7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Subsidiaries may pay dividends and make such distributions or payments to Borrowers and Borrowers may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrowers regardless of whether an Event of Default exists.

         7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its securities accounts or deposit accounts with a Person other than Bank or Bank's affiliates (excluding those existing accounts specified in the Schedule and the Third Party Deposit Accounts) unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary (other than Business Supplies Distributors Holdings, LLC and its Subsidiaries with respect to their existing Indebtedness owed to IBM Credit Corporation, IBM Belgium Financial Services S.A. and Congress Financial Corporation (Southwest)) to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers.

         7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for (a) the transaction management fees charged to Supplies Distributors, Inc. and its Subsidiaries by Priority and its Subsidiaries, (b) interest expenses on intercompany Indebtedness owed to Borrowers or Guarantor, (c) intercompany tax payments, (d) Permitted Investments, (e) Permitted Indebtedness, and (f) transactions that are in the ordinary course of Borrowers' business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm's length transaction with a non-affiliated Person.

         7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any material provision affecting Bank's rights contained in any documentation relating to the Subordinated Debt without Bank's prior written consent which shall not be unreasonably withheld or delayed.

         7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Section 10, the Schedule and such other locations of which Borrowers give Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.




Comerica Bank-California - Loan and Security Agreement                Page 11

         7.11 No Investment Company. Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

         7.12 Capital Expenditures. Make capital expenditures in an aggregate amount (including all capital expenditures made by Borrower's Subsidiaries) greater than $3,000,000 in any fiscal year.

     8. EVENTS OF DEFAULT.

     Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

         8.1 Payment Default. If Borrowers fail to pay any of the Obligations when due;

         8.2 Covenant Default.

             (a) If Borrowers fail to perform any obligation under Section 6.2(j), 6.2(l) or 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

             (b) If Borrowers fail or neglect to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrowers and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrowers receive notice thereof or any officer of Borrowers becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrowers be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

         8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank's security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

         8.4 Material Adverse Change. If there occurs a material adverse change in Borrowers' business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral;

         8.5 Attachment. If any material portion of either Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if either Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of either Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of either Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Borrower (provided that no Credit Extensions will be made during such cure period);

         8.6 Insolvency. If either Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by either Borrower, or if an Insolvency Proceeding is commenced against either Borrower and is not




Comerica Bank-California - Loan and Security Agreement                Page 12
dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

         8.7 Other Agreements. If there is a default or other failure to perform by Borrowers in any agreement to which either Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness of Borrowers in an amount in excess of $250,000 or that could have a Material Adverse Effect;

         8.8 Subordinated Debt. If either Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

         8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against either Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

         8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a "Guaranty) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the "Guaranty Documents"), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections
8.3 through 8.9 occur with respect to Guarantor or any other guarantor.

     9. BANK'S RIGHTS AND REMEDIES.

         9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

             (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

             (b) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts.

             (c) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

             (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

             (e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay,



Comerica Bank-California - Loan and Security Agreement                Page 13
purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers' owned premises, Borrowers hereby grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

             (f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

             (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, each Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

             (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

             (i) Bank may credit bid and purchase at any public sale;

             (j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations; and

             (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

         9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as such Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse such Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign such Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining such Borrower's approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by such Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or



Comerica Bank-California - Loan and Security Agreement                Page 14
continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Borrower where permitted by law; and
(i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

         9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to either Borrower of Bank's security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

         9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

         9.5 Bank's Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

         9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank's rights against Borrowers. Borrowers waive any right they may have to require Bank to pursue any other Person for any of the Obligations.

         9.7 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers' part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

         9.8 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which such Borrower may in any way be liable.

     10. NOTICES.

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:



Comerica Bank-California - Loan and Security Agreement                Page 15

     If to Priority:              Priority Fulfillment Services, Inc.
                                  500 N. Central Expressway, 5th Floor
                                  Plano, Texas 75074
                                  Attn:  Thomas J. Madden
                                  FAX:  (972) 633-3952


     If to Priority Canada:       Priority Fulfillment Services, of Canada, Inc.
                                  500 N. Central Expressway, 5th Floor
                                  Plano, Texas 75074
                                  Attn:  Thomas J. Madden
                                  FAX:  (972) 633-3952

     If to Bank:                  Comerica Bank-California
                                  Technology & Life Sciences
                                  800 E. Campbell Road, Suite 254
                                  Richardson, Texas 75081
                                  Attn:  Steven Moiles
                                  FAX:  (214) 570-7979


     with a copy to:              Comerica Bank-California
                                  9920 S. LaCienega Blvd., Suite 1401
                                  Inglewood, California 90301
                                  Attn:  Manager
                                  FAX:  (310) 338-6110

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BANK AND BORROWERS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

     12. GENERAL PROVISIONS.

         12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.



Comerica Bank-California - Loan and Security Agreement                Page 16

         12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement, except for obligations, demands, claims and liabilities caused by Bank's gross negligence or willful misconduct; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), INCLUDING ANY OBLIGATIONS, DEMANDS, CLAIMS, LIABILITIES AND LOSSES RESULTING FROM BANK'S OWN NEGLIGENCE OR ARISING OUT OF ANY CLAIM OR THEORY OF STRICT LIABILITY, except for losses caused by Bank's gross negligence or willful misconduct.

         12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

         12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

         12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

         12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

         12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

         12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower,
(ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

     THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



Comerica Bank-California - Loan and Security Agreement                Page 17

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                     PRIORITY FULFILLMENT SERVICES, INC.


                                     By:
                                         -------------------------------------
                                     Title:
                                           -----------------------------------

                                     PRIORITY FULFILLMENT SERVICES OF CANADA,
                                     INC.


                                     By:
                                        -------------------------------------
                                     Title:
                                           -----------------------------------

                                     COMERICA BANK-CALIFORNIA


                                     By:
                                        -------------------------------------
                                         Steven Moiles
                                         Vice President



Comerica Bank-California - Loan and Security Agreement                Page 18

                                    EXHIBIT A



DEFINITIONS


"Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Borrower and such Borrower's Books relating to any of the foregoing.

"Adjusted Tangible Net Worth" means at any date as of which the amount thereof shall be determined, (a) the consolidated shareholder equity of Guarantor (excluding foreign currency translation accounts), minus (b) goodwill plus (c) the Restructuring Charges for the period in which incurred.

"Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

"Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

"Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought. The initial Bank audit fee shall not exceed $4,000.

"Borrower's Books" means all of a Borrower's books and records including: ledgers; records concerning such Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

"Borrowing Base" means an amount equal to 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

"BSD" means Business Supplies Distributors Holdings, LLC, a Delaware limited liability company.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

"Cash" means unrestricted cash and cash equivalents.

"Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

"Chief Executive Office" means (a) with respect to Priority, 500 North Central Expressway, 5th Floor, Plano, Texas 75074, where Priority's chief executive office is located, and (b) with respect to Priority Canada, 9133 Leslie Street Unit 120, Richmond Hill Ontario L4B N41, where Priority Canada's chief executive office is located.

"Closing Date" means the date of this Agreement.

"Code" means the California Uniform Commercial Code as amended or supplemented from time to time.



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



"Collateral" means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

"Collateral State" means the state or states where the Collateral is located, which are Texas, Tennessee and Ontario, Canada.

"Committed Revolving Line" means a Credit Extension of up to $7,500,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

"Contingent Obligation" means, as applied to any Person (other than as between Borrowers, Guarantor or any Subsidiary), any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

"Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

"Credit Extension" means each Advance or any other extension of credit by Bank to or for the benefit of Borrowers hereunder.

"Eligible Accounts" means those Accounts that arise in the ordinary course of Borrowers' business that comply with all of Borrowers' representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrowers 30 days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following (all references to percentages shall mean in dollar amount):

(a) Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b) Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrowers;

(d) Accounts arising from the sale of goods by Borrowers and with respect to which such goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(e) Accounts with respect to which the account debtor is an Affiliate of Borrowers;

(f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;



Comerica Bank-California - Loan and Security Agreement                 Page 2

(g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(h) Accounts with respect to which either Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower (excluding amounts owed to account debtors for money received in Third Party Deposit Accounts and money received or to be received in settlement of credit card account receivables of Borrowers' account debtors);

(i) Accounts with respect to an account debtor (other than IBM), including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j) Accounts with respect to which IBM is the account debtor, to the extent that its total obligations to Borrowers exceed the 40% of all Accounts, except as approved in writing by Bank;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business

(l)  Credit card Accounts; and

(m) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrowers to be doubtful.

"Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by EXIM Bank, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis.

"Environmental Laws" means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

"Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"Event of Default" has the meaning assigned in Article 8.

"GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time.

"Guarantor" means PFSweb, Inc., a Delaware corporation.

"Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.



Comerica Bank-California - Loan and Security Agreement                 Page 3

"Insolvency Proceeding" means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Intellectual Property Collateral" means all of each Borrower's right, title, and interest, if any, in and to the following to the extent freely assignable or transferable:

(a)  Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to such Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

"Inventory" means all present and future inventory in which a Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower's Books relating to any of the foregoing. Inventory does not include any of the foregoing which is now or hereafter held by, or in the possession of, a Borrower for or on behalf of its customers.

"Investment" means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Letter of Credit" means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower's request in accordance with Section 2.1(b)(iii).

"Letter of Credit Sublimit" means a sublimit for Letters of Credit under the Committed Revolving Line not to exceed $2,500,000.

"Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrowers, and any other document, instrument or agreement entered into between Borrowers and Bank in connection with this Agreement, all as amended or extended from time to time.




Comerica Bank-California - Loan and Security Agreement                 Page 4

"Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents.

"Negotiable Collateral" means all of each Borrower's present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and such Borrower's Books relating to any of the foregoing.

"Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

"Organizational Jurisdiction" means (a) with respect to Priority, Delaware, the state under whose laws Priority is organized, (b) with respect to Priority Canada, Ontario, the province under whose laws Priority Canada is organized, and
(c) with respect to each Subsidiary, the jurisdiction indicated opposite such Subsidiary's name on the Schedule.

"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Periodic Payments" means all installments or similar recurring payments that either Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

"Permitted Indebtedness" means (without duplication):

(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)  Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $3,000,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt and the Indebtedness described in clause (h) of Permitted Investments (but without duplication thereof);

(e) Indebtedness to, or for the benefit of, trade creditors incurred in the ordinary course of business;

(f) Indebtedness arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, provided that such agreements and arrangements are with counterparties and on terms reasonably satisfactory to Bank;

(g)  Indebtedness of a Borrower owing to the other Borrower;

(h)  Indebtedness evidenced by the Subordinated Demand Note;

(i) Indebtedness of PFSM, LLC owing to Priority for the acquisition of equipment by PFSM, LLC, provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness, (ii) the aggregate principal amount of Indebtedness incurred by PFSM, LLC pursuant to this clause when added to the aggregate amount of Investments made by Priority pursuant to clause (g) of the definition of Permitted Investments does not exceed $450,000 in any fiscal year, and
     (iii) at the time of incurrence of such Indebtedness and after giving effect thereto, no Event of Default has occurred and is continuing;


Comerica Bank-California - Loan and Security Agreement                 Page 5

(j) Indebtedness described in clause (f) of Permitted Investments (but without duplication thereof);

(k) Intercompany Indebtedness incurred in connection with the allocation of certain expenses (such as expenses incurred for reports filed with the Securities and Exchange Commission) to PFSweb, Inc., provided that the aggregate amount of such allocated expenses does not exceed $100,000 in any fiscal year; and

(l) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that with respect to such Permitted Indebtedness (other than trade payables), the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrowers or their Subsidiary, as the case may be.

"Permitted Investment" means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i)Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein, and (iv) money market accounts;

(c) Repurchases of stock from former employees or directors of Borrowers under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrowers regardless of whether an Event of Default exists;

(d)  Investments accepted in connection with Permitted Transfers;

(e) Advances by Priority to Supplies Distributors, Inc. pursuant to the Subordinated Demand Note, so long as (1) the aggregate outstanding principal amount of such Indebtedness does not exceed $8,005,000 (excluding accrued and unpaid interest) at any time, and (2) before and after giving effect to such advances no Event of Default has occurred and is continuing;

(f) Investments in or advances to PFSweb B.V. by Priority after the date hereof not to exceed $1,000,000 in the aggregate in any fiscal year (excluding accrued interest), so long as before and after giving effect to such Investments or advances, no Event of Default has occurred and is continuing;

(g) Investments by Priority in PFSM, LLC for the acquisition of equipment by PFSM, LLC, provided (i) each such Investment does not exceed the lesser of the cost or fair market value of the equipment acquired with such Investment, (ii) the aggregate amount of Investments made by Priority pursuant to this clause when added to the Indebtedness incurred by PFSM, LLC pursuant to clause (i) of the definition of Permitted Indebtedness does not exceed $450,000 in any fiscal year, and (iii) at the time of each such Investment and after giving effect thereto, no Event of Default has occurred and is continuing;

(h) Investments by Priority in Supplies Distributors, Inc. in an amount not to exceed the aggregate cash dividends paid to Priority by Supplies Distributors, Inc. after the date hereof, so long as at the time of and after giving effect to each such Investment, no Event of Default has occurred and is continuing;



Comerica Bank-California - Loan and Security Agreement                 Page 6

(i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrowers in Subsidiaries (not described in clauses (a), (d), (e), (f), (g) and (h) above), not to exceed $100,000 in the aggregate in any fiscal year (excluding increases in either Borrower's Investment in existing Subsidiaries that arise solely as a result of earnings by such Subsidiaries that are not distributed to Borrowers);

(j) Investments not to exceed $100,000 outstanding at any time in the aggregate consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or its Subsidiaries pursuant to employee stock purchase plan agreements approved by each Borrower's Board of Directors;

(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers' business;

(l) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (l) shall not apply to Investments of Borrowers in any Subsidiary;

(m) (Capitalization of intercompany Indebtedness that is outstanding on the date of this Agreement; and

(n) Joint ventures or strategic alliances in the ordinary course of Borrowers' business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $100,000 in the aggregate in any fiscal year.

"Permitted Liens" means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Bank's security interests;

(c) Liens not to exceed $3,000,000 in the aggregate in any fiscal year (i) upon or in any Equipment acquired or held by Borrowers or any of their Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;

(f) Liens in favor of other financial institutions arising in connection with Borrowers' deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts other than the deposit accounts listed in the Schedule and any Third Party Deposit Account; and

(g) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on Borrower and its Subsidiaries taken as a whole.




Comerica Bank-California - Loan and Security Agreement                 Page 7

"Permitted Transfer" means the conveyance, sale, lease, transfer or disposition by Borrowers or any Subsidiary of:

(a)  Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrowers or its Subsidiaries in the ordinary course of business;

(c)  worn-out or obsolete Equipment;

(d)  any Equipment under a sale-leaseback transaction approved by Bank;

(e) any transfer of assets made by Borrower to PFSweb B.V. in connection with the reincorporation of PFSweb B.V. under the laws of Belgium, provided that such assets were originally transferred to such Borrower by PFSweb B.V. in connection with its reincorporation; or

(f) other assets of Borrowers or their Subsidiaries the gross sales proceeds of which do not in the aggregate exceed $250,000 during any fiscal year.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

"Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

"Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Corporate Controller of Borrowers.

"Restructuring Charges" means restructuring charges which may be incurred by Priority Canada, not to exceed $750,000 in the aggregate, in connection with the restructuring activities of Priority Canada. The incurrence of Restructuring Charges shall not by itself be deemed a material adverse change in the financial conditions of Borrowers.

"Revolving Facility" means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(b) hereof.

"Revolving Maturity Date" means March 28, 2005.

"Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

"SOS Reports" means the official reports from the Secretaries of State or other applicable governmental official of each Collateral State, Chief Executive Office and Organizational Jurisdiction and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

"Subordinated Debt" means any debt incurred by either Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank), including all obligations owing by Borrower to IBM Belgium Financial Services S.A., Congress Financial Corporation (Southwest) or IBM Credit Corporation that is expressly subordinated by the Subordination Agreements of even date herewith, as from time to time amended, modified or restated.

"Subordinated Demand Note" means the promissory note dated November 12, 2002, in the stated principal amount of $8,000,000, from Supplies Distributor, Inc. to Priority, which has been subordinated to all obligations of Supplies Distributors, Inc. owed to IBM Credit Corporation, Congress Financial Corporation (Southwest) and IBM Belgium Financial Services S.A.




Comerica Bank-California - Loan and Security Agreement                 Page 8

"Subsidiary" means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by either Borrower, either directly or through an Affiliate.

"Tangible Net Worth" means at any date as of which the amount thereof shall be determined, (a) the consolidated shareholder equity of Guarantor, minus (b) goodwill.

"Third Party Deposit Accounts" means those deposit accounts now existing or hereafter established by a Borrower for deposits of funds received by such Borrower on behalf of its account debtors in payment of such account debtors' receivables, provided that such deposit accounts are titled to clearly indicate that Borrower maintains such deposit accounts on behalf of its account debtors.

"Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.



Comerica Bank-California - Loan and Security Agreement                 Page 9

DEBTORS:                PRIORITY FULFILLMENT SERVICES, INC.

                        PRIORITY FULFILLMENT SERVICES, OF CANADA, INC.

SECURED PARTY:          COMERICA BANK-CALIFORNIA

                                    EXHIBIT B

COLLATERAL                          DESCRIPTION                      ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts (other than the Third Party Deposit Accounts), documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, Personal Property of Priority Fulfillment Services of Canada, Inc. (as the term "Personal Property" is defined in the Personal Property Security Act, R.S.O. 1990 c. P.10, or similar Canadian provincial legislation) and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee,
     (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing;

(e) all ownership interests of Debtor in Supplies Distributors Holdings, LLC and PFSM, LLC, together with all dividends and other distributions at any time made with respect to such ownership interests. and

(f) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.